                                                                   Exhibit 10.31

                         AGREEMENT OF SALE AND PURCHASE


      THIS AGREEMENT OF SALE AND PURCHASE, entered into this 2nd day of April, 1997 (the "Effective Date"), by and between FRESH CHOICE, INC., a Delaware corporation (hereinafter referred to as "Buyer"), and RUI ONE CORP., a Washington corporation (hereinafter referred to as "Seller").

RECITALS

      Seller is engaged in the business of owning and operating restaurants, including those restaurants operating under the name "Zoopa", located at Southcenter Plaza Shopping Center, 393 Strander Boulevard, Tukwila, Washington, ("Tukwila"), Bellevue Square, Bellevue, Washington, ("Bellevue"), and Tacoma Place, Tacoma, Washington ("Tacoma") (each a "Restaurant" and referred to collectively as the "Restaurants").

      Seller is interested in selling certain assets including, but not limited to, the Restaurants, all tangible and intangible assets directly related to the assets, and certain related matters, and Buyer is interested in purchasing the same pursuant to the terms, conditions and provisions of this Agreement.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and provisions herein contained, the parties do hereby agree as follows:

         1. Purchase and Sale of Assets.

                  1.1 Seller does hereby agree to sell and assign to Buyer, and Buyer does hereby agree to purchase from Seller, upon the terms and conditions hereinafter stated, Seller's entire right, title and interest in the leasehold interests of Seller in the Leases (as hereinafter defined) for the Restaurants and all tangible and intangible assets directly related to the Restaurants (the "Purchased Assets"), including all of the existing furniture, fixtures, equipment, smallwares, inventory, petty cash left overnight in each Restaurant on the Closing Date, leasehold improvements and supplies except as listed on
Schedule 1.1 (the "Tangible Assets") and, to the extent assignable by their terms or at law, all of Seller's right, title and interest to the intangible assets associated with the Restaurants, including: (a) all recipes, logos, and market research conducted in developing the Restaurants and Zoopa, any marketing and promotional materials developed in operating the Restaurants and the registered trademark, service mark and trade name Zoopa, (b) customer lists, information and goodwill, (c) permits, approvals, contracts, arrangements, equipment leases, supply agreements, purchase orders and all rights thereunder,
(d) the registered trademark, service mark and trade name "Zoopa", (e) any other general intangibles not otherwise covered, and (f) all applications for any of the foregoing (the "Intangible Assets").

                  1.2 The parties acknowledge and agree that Seller shall retain all of those assets not associated with the Restaurants and such assets associated with the Restaurants which are listed on Schedule 1.1 attached to this Agreement and incorporated by reference which are specifically excluded from the Purchased Assets.

                  1.3 All of Seller's right, title and interest in and to all leases for real property and equipment associated with the Restaurants (which are enumerated in Schedule 1.3 attached hereto) (each referred to herein as a "Lease" and collectively as the "Leases") shall be assigned to the Buyer subject to the terms and conditions set forth in Section 14 herein and shall be considered as part of the Purchased Assets hereunder.

                  1.4 The parties agree that Buyer by this Agreement does not and will not be assuming any of the obligations and liabilities of Seller other than those contracts to be assumed by Buyer as described on Schedule 1.4 attached hereto and incorporated by reference herein (the "Liabilities"). Buyer does not assume or agree to pay any liability, obligation or expense of Seller relating to the employees at the Restaurants, including, but not limited to, accrued vacation, sick leave and deferred compensation benefits for Seller's employees which arose prior to the Closing. Effective upon the Closing, Buyer hereby assumes and agrees to perform, pay and discharge the Liabilities. Subject to the terms of Section 15 herein, Seller shall indemnify Buyer against all losses, claims or damages for unassumed liabilities and Buyer shall indemnify Seller for all losses, claims or damages related to the Liabilities

         2. Purchase Price.

                  2.1 The purchase price (the "Purchase Price") for the Purchased Assets shall consist of (a) the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), which sum shall be payable by Buyer to Seller with immediately available funds at the Closing (as defined in Section 3 herein), plus payment for all food, paper and supplies inventory at cost (as determined and paid pursuant to Section 2.2 hereof), and (b) an additional payment, calculated below. The Purchase Price shall be allocated in accordance with Schedule 2, which shall be prepared to the reasonable mutual satisfaction of the parties prior to the Closing and incorporated by reference herein. Seller and Buyer shall report the allocation on IRS Form 8023 in a manner consistent with Schedule 2.

                  2.2 At the close of business on the Closing Date, Buyer and Seller shall inspect and record the food, paper and supplies inventory and petty cash held in the Restaurants as of that time, and shall make payment to Seller for all such inventory and petty cash at cost within ten (10) business days after the Closing Date.

                  2.3 Buyer shall pay to Seller forty-five (45) days after the first anniversary of the Closing Date, Seven Hundred Fifty Thousand Dollars ($750,000) (the "Additional Payment"); provided, however, that if the gross sales (as defined in Section 2.5 below) (the

"Gross Sales') for the Restaurants for the one-year period commencing at Closing is less than, in the aggregate, Six Million Eight Hundred Thousand Dollars ($6,800,000) (the "Aggregate Gross Sales Target"), as adjusted by Section 2.4 below, the Additional Payment shall be reduced by an amount equal to 15% of the difference between the Aggregate Gross Sales Target and the actual aggregate gross sales, up to a maximum aggregate reduction of Two Hundred Thousand Dollars ($200,000); and, provided further that if the actual aggregate gross sales exceed the Aggregate Gross Sales Target, the Additional Payment shall be increased by an amount equal to 15% of the difference between the actual aggregate gross sales and the Aggregate Gross Sales Target, up to a maximum aggregate increase of Two Hundred Thousand Dollars ($200,000).

                  2.4 For purposes of this Agreement, the gross sales target for each Restaurant for the one-year period from the Closing Date until the first anniversary of the Closing Date shall be as follows: for Tukwila, Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000), for Bellevue, Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) and for Tacoma, One Million Seven Hundred Thousand Dollars ($1,700,000). Should Buyer sell, transfer, or assign the leasehold for any particular Restaurant, or close any particular Restaurant, prior to the first anniversary of the Closing Date, the Aggregate Gross Sales Target shall be decreased by an amount equal to the difference between (a) the initial gross sales target for that Restaurant and (b) an adjusted gross sales target for that Restaurant. Such adjusted gross sales target shall be calculated by multiplying the initial gross sales target by a ratio equal to the number of days such Restaurant was operated under the Zoopa name by Buyer, divided by 365.

                  2.5 For purposes of this Agreement, gross sales shall be defined as the revenue from the selling price of all merchandise or services sold in or from the Restaurants by Buyer during such period of time that the Restaurants are operated by buyer and included in the calculation of the Aggregate Gross Sales Target pursuant to Section 2.4 above, whether for cash or for credit, excluding, however, the following: (i) the sales price of all merchandise returned and accepted for full credit or the amount of the cash refund or allowance made thereon; (ii) the sums and credits received in settlement of claims for loss or damage to merchandise; (iii) the consideration received in connection with a sale of inventory which occurs other than in the ordinary course of Buyer's business, including, but not limited to, a sale in bulk or to a jobber, liquidator or assignee; (iv) sales taxes, so-called luxury taxes, excise taxes, gross receipt taxes (other than Washington State business and occupation taxes), and other taxes now or hereafter imposed upon the sale or value of merchandise or services, whether added separately to the selling price of the merchandise or services and collected from customers or included in the retail selling price; (v) receipts from public telephones and vending machines;
(vi) bankcard discounts (e.g., Visa, MasterCard, etc.), interest, carrying charges, or other finance charges in respect of sales made on credit; (vii) sales of fixtures, trade fixtures, or personal property that are not merchandise held for sale at retail; (viii) the amount of any discount applied in sales to employees and senior citizens at discount; (ix) Buyer's accounts receivable, not to exceed two percent (2%) of Gross Sales, which have been determined to be uncollectible for federal income tax purposes during the one-year period from the Closing Date until the first anniversary of the Closing Date; (x) rents, subrents or other consideration received in connection with an assignment, sublease, license, concession or other transfer of any portion of any of the Restaurants, and (xi) amounts received for merchandise transferred to a place of business of

Buyer other than any of the Restaurants, or to any business organization affiliated with Buyer wherever located, provided such merchandise is not used to fill a sale made in any of the Restaurants.

                  2.6 Buyer shall maintain accurate records showing a statements of income for the Restaurants. Within 30 days after the end of each calendar quarter, Buyer shall deliver to Seller a complete and accurate statement in writing, duly certified to be correct by an officer of Buyer relating to the preceding calendar quarter which will state the Gross Sales during the preceding calendar quarter. Within forty-five (45) days after the end of the one-year period, Buyer shall provide a statement of Gross Sales for any period included in the one-year period for purposes of the Additional Payment but not included in the previous quarter and a summary of Gross Sales for the entire one-year period. Seller may, after the end of the one-year period commencing at Closing, examine the books and records of Buyer at Buyer's corporate headquarters during normal business hours and at reasonable times through Seller's own employees or representative(s) to obtain or verify the foregoing information.

                  2.7 At Closing, Buyer agrees to grant to Seller a valid and perfected security interest, subject to the filing of necessary financing statements and subject to any encumbrance or imperfection created by Seller, in the Tangible Assets, the Intangible Assets and, to the extent permitted by the respective lessors, the Leases (collectively, the "Security Interests"). Such Security Interests will secure up to the first $750,000 of the Additional Payment owing to Seller. Buyer agrees to execute such security agreements, financing statements and any other documents or instruments as Seller shall reasonably require to perfect the Security Interests.

                  2.8 The items listed below shall be apportioned between Seller and Buyer, Seller being fully responsible for all expenses, and entitled to all income, attributable to periods before and including the day of the Closing, and Buyer being responsible for all expenses and entitled to all income attributable to periods after the Closing:

                           (a) prepaid rent (including any percentage rent and
Seller's share of common area maintenance expenses and operating expenses);

                           (b) the amount of all security and other tenant
deposits and interest due thereon, if any, shall be credited to Buyer;

                           (c) accrued general real estate, personal property
and ad valorem taxes and assessments for the current year shall be prorated on the basis of bills, if available prior to the Closing; and

                           (d) other prepaid contracts, prepaid expenses and
items typically apportioned in transactions of the type contemplated hereby.

                           To the extent any of the items in this Section 2.8 or
Section 9.5 are not paid or received, or any closing adjustment cannot be definitively made by the Closing, Buyer and Seller shall make appropriate adjustments as set forth herein after Closing, and such obligations shall survive the Closing for the maximum period permitted by law. The parties shall cooperate with each other as appropriate to complete such adjustments and prorations.

         3. Closing; Effective Time. The Closing on the sale of the Purchased Assets shall take place on or before April 15, 1997 (the "Closing Date"), at the offices of Ogden Murphy & Wallace, P.L.L.C., 2100 Westlake Center Tower, 1601 Fifth Avenue, Seattle, Washington. The parties may, by mutual consent, schedule the Closing at an earlier date and/or at another location. This agreement shall become effective at the close of business on the Closing Date (the "Effective Time").

         4. Title. Seller shall at Closing execute a Bill of Sale (the "Bill of Sale") and an Assignment and Assumption of Lease applicable to each Lease substantially in the form of Exhibit A attached hereto (the "Lease Assignments") conveying to Buyer, its successors and assigns, good, merchantable, unencumbered and unqualified title, and the right to the sole and undisputed possession of the Purchased Assets sold hereunder. Seller shall pay all payroll taxes, sales taxes, personal property taxes, and other taxes and public charges, fees, debts, obligations and all other charges attributable to the operation of the Restaurants accrued prior to the Effective Time and shall file with every federal, state and local government agency all reports and documents required up to the Effective Time. Seller shall indemnify and save Buyer harmless from all loss, cost, liability or expense whatsoever which may be incurred by Buyer due to the failure of Seller to file any such report or document within the time required by law, except to the extent that such failure is due to the fault of Buyer. Buyer shall pay all payroll taxes, sales taxes, personal property taxes, and other taxes and public charges, fees, debts, obligations and all other charges attributable to the operation of the Restaurants accrued after the Effective Time and shall file with every federal, state and local government agency all reports and documents required after the Effective Time. Buyer shall indemnify and save Seller harmless from all loss, cost, liability or expense whatsoever which may be incurred by Seller due to the failure of Buyer to file any such report or document within the time required by law, except to the extent that such failure is due to the fault of Seller.

         5. Gateway Restaurant. Seller currently operates a restaurant under the name Zoopa, located at Montlake Terrace, Washington (the "Gateway Restaurant"). The parties hereby agree to the following covenants and conditions regarding the operation of the Gateway Restaurant after the closing:

                  5.1 Buyer shall grant to Seller, at Seller's option, for no additional consideration, a license, in the form attached hereto as Exhibit B to use certain of the Purchased Assets in the operation of the Gateway Restaurant (the "Gateway License").

                  5.2 If Seller has not sold or transferred the Gateway Restaurant by the one-year anniversary of the Closing Date, Buyer, in its sole discretion, shall have the option to:

                           (a) purchase the Gateway Restaurant for a price to be
negotiated by the parties;

                           (b) terminate the Gateway License, at which time
Seller will immediately cease use of any of the Purchased Assets licensed to it under the Gateway License; or

                           (c) extend the Gateway License for a period of up to
one year for a fee equal to 2% of the gross sales of the Gateway Restaurant during such year, payable quarterly in arrears, at the end of which time Buyer may again either purchase the Gateway Restaurant, terminate the Gateway License or extend the Gateway License for an additional year on the same terms, pursuant to subsections (a), (b) and (c) hereof.

                  5.3 If Seller sells or transfers its interest in the leasehold interest for the Gateway Restaurant to BUCA Inc., or any affiliate, parent or subsidiary thereof, Buyer shall receive ten percent (10%) of all consideration (except any assumed liabilities) paid to Seller, or to any affiliate, parent or subsidiary thereof, pursuant to such transaction, to be paid at the earlier of
(i) the Closing of such sale or transfer, or (ii) the date on which the Buyer or transferee first occupies the Gateway Restaurant.

         6. Representations and Warranties of Seller. Subject to and except for the information which is set forth on a list of exceptions, identified by the Section of this Section 6 to which they pertain and contained in the Disclosure Schedule attached as Schedule 6 hereto, Seller hereby represents and warrants to Buyer, as of the date of this Agreement or, with respect to any particular subsection of this Section 6, such other date as specified in that subsection, as follows:

                  6.1 Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. Seller is duly qualified or licensed to do business as a foreign corporation in each state of the United States or other jurisdiction in which it is required to be so qualified or licensed, except in states and other jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Purchased Assets.

                  6.2 Seller does not own any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, whether or not incorporated, which is engaged in any aspect of the operation of the Restaurants.

                  6.3 This Agreement, and all other documents to be executed and delivered hereunder (the "Ancillary Documents") to which Seller is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller, have been duly and validly approved by the Board of Directors, and, if necessary, the shareholders of Seller, and constitute, or will constitute, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Seller has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of the Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Documents.

                  6.4 The execution and the delivery of this Agreement and the Ancillary Documents by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Seller, (ii) any judgment, order, decree, rule, law or regulation of any court or governmental authority, foreign or domestic, or
(iii) any provision of any agreement, instrument or understanding to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets. No consent of any third party or any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

                  6.5 The Tangible Assets are, and at the Effective Time will be, in operating condition and good repair, ordinary wear and tear and routine maintenance excepted.

                  6.6 The Inventory will constitute all of the inventory used, or held for use, in connection with the operation of the Restaurants as of the Effective Time. The Inventory was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; is of a quality, quantity and condition usable or salable in the ordinary course of business; and is not subject to any write-down or write-off under Seller's accounting policies which are in accordance with generally accepted accounting principles ("GAAP"). Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

                  6.7 There are no claims, actions, suits, proceedings or investigations in progress or pending before any court or governmental agency, against or relating to the operation of the Restaurants or any of the Purchased Assets, nor, to the best of Seller's knowledge, any threat thereof. Seller is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the operation of the Restaurants or any of the Purchased Assets.

                  6.8 To the best of Seller's knowledge, Seller is in compliance in all material respects with all statutes, laws, rules and regulations with respect to or affecting the operation of the Restaurants or the Purchased Assets or which could affect Buyer's operation of the Restaurants or its use and enjoyment of the Purchased Assets from and after the Closing, including, without limitation, laws, rules and regulations relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. Seller is not subject to any order, injunction or decree issued by any governmental body, agency, authority or court which could impair the ability of Seller to consummate the transactions contemplated hereby or which could adversely affect Buyer's operation of the Restaurants or its use and enjoyment of the Purchased Assets from and after the Closing. Seller possesses all licenses, permits and governmental or other regulatory approvals and authorizations which are required in order for Seller to operate the Restaurants as presently conducted, and is in compliance in all material respects with all such licenses, permits, approvals and authorizations.

                  6.9 Seller has timely filed within the time period for filing or any extension granted with respect thereto all federal, state, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed by it with respect to the operation of the Restaurants and the Purchased Assets, and all such returns and reports are true and correct. Seller has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all federal and state income Taxes and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report of Seller has been audited by the Internal Revenue Service or any state taxing authority. There are no pending or, to the best of Seller's knowledge, threatened audits, assessments, asserted deficiencies or claims for additional Taxes. There are (and as of immediately following the Closing there will be) no encumbrances relating to or attributable to Taxes on any of the Purchased Assets.

                  6.10 Schedule 6.10 contains a list of all employees of Seller directly engaged in the operation of the Restaurants (the "Zoopa Employees"). Such list correctly reflects, in all material respects, such employees' salaries or wages, other compensation, dates of employment, positions and birth dates. To the best of Seller's knowledge, Seller is not engaged in any unfair labor practice and is not in violation of any applicable laws respecting employment and employment practices, or terms and conditions of employment. There is no unfair labor practice complaint against Seller pending or, to the best of Seller's knowledge, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage pending or, to the best of Seller's knowledge, threatened against Seller. No union representation question exists respecting the employees of Seller and, to the best of Seller's knowledge, Seller is not now and has never been subject to any union organizing activities. Seller is not and has never been subject to any collective bargaining or union agreement, obligation or commitment, written or oral, with respect to any of its employees and is not subject to any other agreement, obligation or commitment, written or oral, with any trade or labor union, employees' association or similar organization. Seller has not experienced any work stoppage or other labor difficulty.

                  6.11 To the best of Seller's knowledge, Seller has obtained all permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances or wastes. To the best of

Seller's knowledge, Seller is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations. To the best of Seller's knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions that may form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

                  6.12 No representation, warranty or covenant of Seller contained in this Agreement or in any written statement delivered pursuant hereto or in materials delivered to Buyer in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits to state material facts necessary in order to make the statements contained therein not misleading. Seller has delivered to Buyer complete and accurate copies of each contract, agreement, license, lease and similar document (or, if oral, summaries of same) referred to in any Schedule hereto or included in the Purchased Assets.

                  6.13 Seller has delivered to Buyer copies of unaudited statements of income and cash flows for the Restaurants for the three month period ended February 28, 1997 and its unaudited monthly statements of income for each of the Restaurants for the three years ended February 28, 1997 (the "Seller Financial Statements"). The Seller Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position of the Restaurants as of their respective dates and the results of operations, equity transactions and changes in financial position of the Restaurants for the periods indicated, except that the Seller Financial Statements do not contain all footnotes and other information required by GAAP. All debts, liabilities, and obligations incurred after February 28, 1997 were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

                  6.14 Since December 31, 1996, Seller has operated the Restaurants in the ordinary and usual course and, without limiting the generality of the foregoing, has not:

                           (a) suffered any material adverse change in its
financial condition, assets, business or operations;

                           (b) suffered any damage, destruction or loss, whether
covered by insurance or not, materially and adversely affecting the Purchased Assets or the operation of the Restaurants;

                           (c) granted any increase in the compensation payable
or to become payable by Seller to any Zoopa Employees, except those occurring in the ordinary course of business;

                           (d) made any change in the accounting methods or
practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

                           (e) sold, assigned, transferred, licensed or
otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

                           (f) incurred any liabilities except in the ordinary
course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with GAAP;

                           (g) permitted or allowed any of its property or
assets to be subjected to any encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of business;

                           (h) made any material amendment to or terminated any
contract or any other agreement which is listed on any Schedule to this Agreement; or

                           (i) agreed to take any action described in this
Section 6.14 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Seller contained in this Agreement.

                  6.15 Seller owns all right, title and interest in and to all of the Intangible Assets, free and clear of all claims and encumbrances (including without limitation distribution rights). All of Seller's trademark or tradename registrations related to the operation of the Restaurants and all of Seller's copyrights in any of the Intangible Assets are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights.

                  6.16 No claims have been asserted against Seller (and Seller is not aware of any claims that are likely to be asserted against Seller or which have been asserted against others) by any person challenging Seller's use or distribution of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by Seller or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. To the best of Seller's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence that could in any material way relate to or interfere with the continued enhancement and exploitation by Buyer of any of the Intangible Assets.

                  6.17 The use of the Intangible Assets by Seller in the operation of the Restaurants does not infringe on the rights of, constitute misappropriation of, or involve unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

                  6.18 Seller has not granted any third party any right to reproduce, distribute, market or exploit any of the Intangible Assets or any adaptations, translations, or derivative works based on the Intangible Assets or any portion thereof.

                  6.19 All of the Intangible Assets were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party, or were created by third parties who assigned ownership of their rights to Seller in valid and enforceable agreements, which are included in the contracts to be assigned and transferred to Buyer hereunder. Seller has at all times used commercially reasonable efforts to protect its trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain. Seller has at all times used commercially reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in its possession.

                  6.20 To Seller's knowledge, no Zoopa Employee is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such person with Seller or, to the best of Seller's knowledge, any other party because of the nature of the business conducted by Seller or proposed to be conducted by Seller.

                  6.21 Each Zoopa Employee that has or had access to confidential information of Seller has executed a confidentiality and non-disclosure agreement in the form previously provided to counsel for Buyer. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Seller and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles, case law restricting enforcement of such covenants or the exercise of judicial discretion in accordance with such principles. To the best of Seller's knowledge, neither the execution or delivery of such agreements, nor the operation of the Restaurants as employees by such persons, nor the conduct of the operation of the Restaurants, as currently conducted, from and after the Effective Time, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

                  6.22 With respect solely to the Zoopa Employees:

                           (a) Seller is not a party to, does not participate in
and is not obligated to contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. Seller is not a party to, does not participate in and is not obligated to contribute to any employee pension benefit plan ("Pension/Profit Sharing Plan") as such term is defined in Section 3(2) of ERISA, including any pension, profit-sharing, retirement, savings, bonus, thrift or stock bonus plan. In addition, Seller is not a party to, does not participate in and is not obligated to contribute to any other deferred compensation, incentive, vacation, severance pay, group insurance, stock option or other stock-related employee benefit, or other plan (whether or not written) or arrangement or understanding of any kind whatsoever providing employee benefits for any or all of the current or former Zoopa Employees.

                           (b) There are no "employee pension benefit plans", as
defined in Section 3(2) of ERISA, (i) in respect of which Seller is an "employer" or a "substantial employer", as defined in Sections 3(5) and 4001(a)(2), respectively, of ERISA, (ii) with respect to which Seller is a "party in interest" within the meaning of Section 3(14) of ERISA, or (iii) in respect to which Seller is assuming any liability or will be liable to make contributions to or for the payment of benefits. Seller is not a party to, and none of its operations is or has ever been covered by, (i) any "multi-employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, or (ii) other pension or retirement payment arrangement, whether or not written, involving a past or unfunded future cost to Seller, whether or not such plan or arrangement is covered by ERISA.

                           (c) Except as listed on Schedule 6.22(c) hereto, (i)
none of the Zoopa Employees has become eligible for a one-month sabbatical pursuant to the sabbatical plan of Seller (the "Sabbatical Plan"), and, (ii) under the terms of the Sabbatical Plan and under all applicable statutes and case law, no Zoopa Employee is entitled to receive any benefits of any kind pursuant to the Sabbatical Plan or upon its termination.

                  6.23 Except for the contracts listed on Schedule 6.23 hereto (each a "Contract" and collectively the "Contracts"), Seller is not a party to or otherwise bound by the terms of any contract, agreement or obligation (whether written or oral) in any material way affecting the operation of the Restaurants or the Purchased Assets. Each of the Contracts is valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles. Neither Seller nor, to the best of Seller's knowledge, any other party is in default under any Contract, and there are no existing disputes or claims of default relating thereto, or any facts or conditions known to Seller which, if continued, will result in a default or claim of default thereunder, which default could reasonably be expected to have a material adverse effect on the operation of the Restaurants. There is no Contract which Seller can reasonably foresee will result in any material loss upon the performance thereof by Buyer from and after the Effective Time. To the best of Seller's knowledge, no party to any Contract relating to the operation of the Restaurants or the Purchased Assets intends to cancel, withdraw, modify or amend such Contract.

                  6.24 There are no material unresolved claims or problems between Seller and any of the principal vendors, suppliers, distributors, representatives or customers of the Restaurants, and none of such persons has advised Seller of its intention to cease doing business with Seller, or with Buyer following the Effective Time, whether as a result of the transactions contemplated hereunder or otherwise.

                  6.25 Each agreement, contract or commitment for the purchase of supplies included in the Contracts was made in the ordinary course of the operation of the Restaurants.

                  6.26 Seller is the owner of and has good and merchantable title to all of the Purchased Assets and warrants that, except as listed on
Schedule 6.26 hereto, no such other person or entity has any right, title or interest in these assets. Except as listed on Schedule 6.26 hereto, all Purchased Assets are free and clear of all restrictions on transfer or assignment and of all encumbrances of whatsoever nature including, but not limited to, mortgages, security agreements, financing statements, pledges, charges, tax assessments and tax liens.

                  6.27 Except as set forth on Schedule 6.27 hereto, Seller warrants that it has no indebtedness of any kind or nature with respect to the Purchased Assets, and no person has asserted a claim against Seller or any such assets which will not be paid within ten (10) days from the Closing.

         7. Representations and Warranties Of Buyer. Buyer hereby represents and warrants to Seller, as of the date of this Agreement or, with respect to any particular subsection of this Section 7, such other date as specified in that subsection, as follows:

                  7.1 Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation in each state of the United States or other jurisdiction in which it is required to be so qualified or licensed, except in states and other jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on its ability to perform its obligations under this Agreement and the Ancillary Documents.

                  7.2 This Agreement and all of the Ancillary Documents to which Buyer is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed by Buyer, have been duly and validly approved by Buyer's Board of Directors, and constitute, or will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Buyer has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated by this Agreement and the Ancillary Documents. All necessary corporate action on the part of Buyer has been taken to authorize the execution and delivery of the Agreement and the Ancillary Documents.

                  7.3 The execution and delivery of this Agreement and the Ancillary Documents by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or encumbrance pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) any judgment, order, rule, law or regulation of any court or governmental authority, foreign or domestic, or (iii) any provision of any agreement, instrument or understanding to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, nor will such actions give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Purchased Assets. No consent of any third party or any governmental authority is required to be obtained on the part of Buyer to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

                  7.4 There are no claims, actions, suits, proceedings or investigations in progress or pending before any court or governmental agency, against or relating to Buyer, nor, to the best of Buyer's knowledge, any threat thereof, which, if determined adversely to Buyer, would be likely to have a material adverse effect upon Buyer's financial condition or materially impair its ability to carry out and perform its obligations hereunder.

                  7.5 No representation, warranty or covenant of Buyer contained in this Agreement or in any written statement delivered pursuant hereto or in materials delivered to Seller in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits to state material facts necessary in order to make the statements contained therein not misleading.

         8. Covenants of Seller.

                  8.1 Seller will promptly notify Buyer in writing of (i) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect, and (ii) any material adverse change in the financial condition, results of operations, business or prospects of the Restaurants. Further, Seller shall have seven (7) days from the date hereof in which to update and supplement all Schedules hereto. Any such disclosure after the date hereof and prior to the Closing Date shall be deemed to amend the Disclosure Schedule. To the extent that any act or event which is the subject of such disclosure would, but for the following sentence, constitute or result in a breach of any representation or warranty of Seller contained in Section 6 hereof, Buyer shall have the election to proceed with the Closing, or to terminate this Agreement. Such disclosure prior to the Closing Date shall not constitute a breach of the representations and warranties contained in
Section 6.

                  8.2 During the period on and from the date of this Agreement to the Closing, Seller will use its best efforts to maintain and preserve intact
(i) the business organization, rights and privileges pertinent to the operation of the Restaurants, and (ii) Seller's relationships with its employees, consultants, independent contractors, licensors, suppliers, distributors and other customers and all others with whom it deals, all in accordance with the ordinary and usual course of the operation of the Restaurants. During the period on and from the date of this Agreement to the Closing, Seller will not without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

                           (a) encumber or permit to be encumbered any of the
Purchased Assets;

                           (b) dispose of any of the Purchased Assets, except
Inventory in the ordinary course of the operation of the Restaurants;

                           (c) fail to maintain its equipment and other Tangible
Assets in operating condition and good repair, ordinary wear and tear and routine maintenance excepted.

                           (d) fail to pay and discharge any accounts payable
related to inventory and Tangible Assets promptly as they become due;

                           (e) enter into any agreement or arrangement to pay
any bonus, increased salary, or special remuneration to any Zoopa Employee (other than amounts not in excess of normal payments made on a regular basis and amounts paid to Zoopa Employees who, at the time of such agreement or arrangement, are not expected to become employees of Buyer;

                           (f) change accounting methods;

                           (g) enter into, assume, become bound under or
obligated by an agreement, contract or commitment relating to the operation of the Restaurants or enter into any extension or amendment of any contract relating to the operation of the Restaurants which involves: (i) the payment of greater than $5,000 per year, (ii) a contract term of more than one year or an extension of the term of any contract for more than one year, or (iii) payment or other obligation to any affiliate of Seller other than in the ordinary course of business.

                           (h) waive or release any right or claim relating to
any Purchased Assets, except in the ordinary course of the operation of the Restaurants; or

                           (i) agree to do any of the things described in the
preceding clauses of this Section 8.2.

                  8.3 Until the Closing, all risk of loss, damage or destruction to the Purchased Assets shall be borne by Seller.

                  8.4 Until the Closing, Seller will allow Buyer and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices relating to the Purchased Assets and all aspects of the operation of the Restaurants and its financial and legal affairs. Until the Closing, Seller shall cause its accountants to cooperate with Buyer and its agents in making available all financial information requested with regard to the Restaurants and the Purchased Assets, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                  8.5 Seller hereby grants Buyer the right to inspect and approve the physical condition and use of the Restaurants, including without limitation, the physical condition of all tenant improvements, the availability of access, utility services, zoning, environmental risks, engineering and soil conditions. For the purpose of Buyer's physical inspections, Seller agrees to provide Buyer and its authorized agents reasonable access to the Restaurants during normal business hours during the period starting on the date of this Agreement and ending April 10, 1997, upon at least twelve (12) hours' prior notice to Seller, and Buyer shall use reasonable good faith efforts to avoid disruption of the operation of the Restaurants. If the Closing does not occur (other than as the result of a breach hereof by Seller) Buyer promptly shall repair any damage caused to the Restaurants by reason of Buyer's entry on or investigation of the Restaurants. Buyer shall indemnify and save Seller harmless from all loss, cost, liability or expense whatsoever which may be incurred by Seller due to personal injury caused to any of Buyer's employees, consultants or other representatives during the course of the physical inspection contemplated by this subsection, except to the extent such injury is the fault of Seller.

                  8.6 Prior to the Closing, Seller will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required, or that Buyer may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Seller will use its best efforts to obtain all such authorizations, approvals and consents. All costs of such applications or other documents will be borne by Buyer.

                  8.7 Seller will utilize best efforts to coordinate all aspects of the transition of Buyer's ownership and management of the Restaurants to ensure a smooth transition in management and control of these Restaurants. Such efforts on the part of Seller shall include but not be limited to the announcement of the transaction to the Zoopa Employees and Seller's best efforts to retain all such employees and transfer such employees' employment contracts or other arrangements to Buyer. Seller makes no assurance regarding the acceptance of employment offered by Buyer to any of the Zoopa Employees.

                  8.8 Seller will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby on or before April 15, 1997.

                  8.9 Between the date hereof and the Effective Time (or the earlier termination of this Agreement pursuant to Section 12 hereof), Seller will not, directly or indirectly, through any officer, director, employee, agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Buyer) regarding any acquisition of the Restaurants and the Purchased Assets (any such transaction being referred to herein as an "Acquisition Proposal"). If an Acquisition Proposal is received by, or such information is requested from Seller, Seller shall promptly notify Buyer of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

                  8.10 Seller will deliver to Buyer an unaudited statement of income for the Restaurants for the month ended March 31, 1997 on or before the Closing Date.

                  8.11 Any Seller Employee who, as of the Closing Date, has become eligible for a one-month sabbatical pursuant to the Sabbatical Plan shall, by the date of Closing, be paid one month's salary by Seller in full satisfaction of all obligations of Seller under the Sabbatical Plan.

                  8.12 Seller will maintain medical and dental insurance coverage for all of the Zoopa Employees currently covered up to and including April 30, 1997.

         9. Covenants of Buyer.

                  9.1 Buyer will promptly notify Seller in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect. To the extent that any act or event which is the subject of such disclosure constitutes or results in a breach of any representation or warranty of Buyer contained in Section 7 hereof, Seller's election to proceed with the Closing, following receipt of such disclosure, shall constitute a waiver of such breach.

                  9.2 Prior to the Closing, Buyer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Buyer will use its best efforts to obtain all such authorizations, approvals and consents.

                  9.3 Buyer will use its best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated hereby to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transaction contemplated hereby on or before April 15, 1997, and to complete its review of the financial and legal affairs of the Restaurants and the Purchased Assets on or before April 13, 1997.

                  9.4 Subject to and upon the terms and conditions of this Agreement, Buyer shall pay, perform and discharge the Liabilities, according to their terms.

                  9.5 Buyer shall, on or before Closing, reimburse Seller for the security deposits and prepaid rent under the Leases (as defined in Section
14), in the amounts set forth on Schedule 14.5(c).

         10. Mutual Covenants.

                  10.1 Each party acknowledges that in the course of the performance of this Agreement, it may obtain the confidential information of the other party including, but not limited to, trade secrets, know-how, inventions, techniques, processes, schematics, designs, recipes, theories of operation, contracts, customer lists, financial information, sales and marketing plans and business information ("Confidential Information"). The party receiving such Confidential Information (the "Receiving Party") from the party disclosing such Confidential Information (the "Disclosing Party") shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal, financial or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. These obligations shall not apply to the extent that Confidential Information includes information which:

                           (a) is already known to the Receiving Party at the
time of disclosure, which knowledge the Receiving Party shall have the burden of proving by reference to written or electronic records in existence at the time of disclosure;

                           (b) is, or through no act or failure to act of the
Receiving Party becomes, publicly known;

                           (c) is received by the Receiving Party from a third
party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentiality obligation by making such disclosure);

                           (d) is independently developed by the Receiving Party
without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

                           (e) is approved for release by written authorization
of the Disclosing Party; or

                           (f) is required to be disclosed to a governmental
entity to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided however, that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

                  10.2 Neither Buyer nor Seller shall issue any press release or other public announcement or communication regarding the transactions contemplated by this Agreement without the prior written approval of the other as to the content thereof, which approval shall not be unreasonably withheld or delayed; provided however, that the foregoing shall not be deemed to prohibit any disclosure which, in the opinion of counsel to the disclosing party, is required by any applicable law or by any governmental entity and the disclosing party advises the other party of such disclosure, and furnishes copies of any such disclosure that is in written form to the other party prior to or concurrently with its delivery pursuant to such law or to such governmental entity.

         11. Conditions Precedent to Buyer's Obligations. All obligations of Buyer hereunder are subject to the fulfillment of each of the following conditions on or before the Closing Date and Seller and Buyer shall exert their best efforts to insure that each such condition is fulfilled.

                  11.1 All representations and warranties of Seller contained herein and in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date.

                  11.2 Seller shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

                  11.3 During the period from the date of the execution of this Agreement through the Closing Date, there shall not have occurred any material adverse change in the operation of the Restaurants or the Purchased Assets.

                  11.4 Seller shall have good and marketable title to all of the Purchased Assets and the Purchased Assets shall be subject to no mortgage, pledge, lien, encumbrance, restriction, security interest, claim or charge. Upon Buyer's reasonable request, Seller shall deliver to Buyer at Closing evidence satisfactory to Buyer of Seller's ownership of the Purchased Assets free and clear of any security interest, lien, claim, restriction, encumbrance, assessment, tax or other imposition, other than the lien of taxes not yet due and payable.

                  11.5 There shall not have come to Buyer's attention as a result of the completion of its review of the Purchased Assets and the financial and legal affairs thereof, any material adverse information not disclosed herein or in the Schedules hereto as of the date of this Agreement.

                  11.6 Buyer shall have reviewed and approved of the matters shown on the Title Report (as defined in Section 14 below), and the Title Company (as defined in Section 14 below) shall issue to Buyer, at Buyer's expense, a policy of title insurance insuring Buyer's leasehold interest in each of the Leased Premises (as defined in Section 14 below) subject only to Permitted Exceptions (as defined in Section 14 below).

                  11.7 Seller shall provide to Buyer resolutions of Seller's Board of Directors authorizing the transactions contemplated by this Agreement, duly certified by Seller's secretary as true, complete and in effect as of the day of Closing.

                  11.8 All approvals of Seller's shareholders necessary for performance of the transactions contemplated hereby shall have been obtained.

                  11.9 The Lease Assignments applicable to each Lease shall have been executed by Seller, Buyer and the respective lessors of the Leases for Tukwila, Bellevue and Tacoma.

                  11.10 The Estoppel Certificates (as defined in Section 14 below) shall have been executed by the respective lessors of Tukwila, Bellevue and Tacoma.

                  11.11 Delivery or transfer by Seller of the consents to the assignment listed on the schedule attached hereto as Schedule 11.11.

                  11.12 Seller shall deliver to Buyer a certificate dated the Closing Date and signed by the President and Chief Financial Officer of Seller certifying that the conditions set forth in Sections 11.1, 11.2, 11.3, 11.7 and
11.8 have been satisfied.

                  11.13 Seller shall execute and deliver to Buyer a Non-Solicitation and Non-Competition Agreement in the form attached hereto as Exhibit C.

                  11.14 Buyer shall have received from Ogden Murphy Wallace, P.L.L.C., counsel to Seller, an opinion addressed to Buyer substantially in the form attached hereto as Exhibit D.

                  11.15 Buyer shall have received from Seller an unaudited statement of income for the Restaurants for the month ended March 31, 1997.

                  11.16 Seller shall deliver to Buyer written documentation showing that it has fulfilled its obligations under Section 8.11 hereof.

                  11.17 Buyer and Seller shall have prepared Schedule 2 setting forth a mutually agreed allocation of the Purchase Price.

         12. Conditions Precedent to Seller's Obligations. All obligations of Seller hereunder are subject to the fulfillment of each of the following conditions on or before the Closing Date and Seller and Buyer shall exert their best efforts to insure that each such condition is fulfilled:

                  12.1 All representations and warranties of Buyer contained herein and in any document delivered pursuant hereto shall be true and correct when made and as of the Closing Date.

                  12.2 The Lease Assignments shall have been executed by Buyer, and the respective lessors under the Leases shall have consented in writing thereto.

                  12.3 Buyer shall execute and deliver all documents necessary for it to assume the Liabilities.

                  12.4 Buyer shall provide to Seller resolutions of Buyer's Board of Directors authorizing the transactions contemplated by this Agreement, duly certified by Buyer's Secretary as true, complete and in effect as of the day of Closing.

                  12.5 Buyer shall deliver to Seller a certificate dated the Closing Date and signed by the President and Chief Financial Officer of Buyer certifying that the conditions set forth in Sections 12.1, 12.2 and 12.5 have been satisfied.

                  12.6 Seller shall have received from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to Buyer, an opinion addressed to Buyer substantially in the form attached hereto as Exhibit F.

                  12.7 Buyer and Seller shall have prepared Schedule 2 setting forth a mutually agreed allocation of the Purchase Price.

         13. Termination. This Agreement may be terminated at any time prior to the Closing Date by written notice by the terminating party to the other party:

                  13.1 by mutual written consent of Seller and Buyer;

                  13.2 by either Seller or Buyer if the Closing shall not have occurred by April 30, 1997;

                  13.3 by Seller if any of the conditions to Seller's obligations to effect the Closing which are specified in Section 12 have not been met or waived by Seller at such time as such condition is no longer reasonably capable of satisfaction (provided the failure of such condition is not the result of Seller's material breach of any representation, warranty, covenant or agreement under this Agreement); or

                  13.4 by Buyer if any of the conditions to Buyer's obligations to effect the Closing which are specified in Section 11 have not been met or waived by Buyer at such time as such condition is no longer reasonably capable of satisfaction (provided the failure of such condition is not the result of Buyer's material breach of any representation, warranty, covenant or agreement under this Agreement).

         14. Leases.

                  14.1 Seller shall prepare and deliver to the lessor (and any sublessor if the Seller's interest under any Lease is a sublease interest) of each Lease, and it shall be a condition precedent of Buyer's obligation to close, that each Lessor execute and deliver to Buyer prior to the Closing a Landlord's Estoppel Certificate (each an "Estoppel Certificate" and collectively the "Estoppel Certificates") in substantially the form of Exhibit E attached hereto., as modified for each Lease to the reasonable mutual satisfaction of the parties.

                  14.2 On the Closing Date, Seller and Buyer shall execute and deliver the Lease Assignments pursuant to which Seller shall assign and Buyer shall assume Seller's entire right and interest in the Leases currently in effect for Tukwila, Bellevue and Tacoma (the "Leases"), together with all applicable tenant and/or leasehold improvements and fixtures. Under each Assignment (and subject to obtaining the respective landlord's consent thereto), Buyer shall be entitled to occupy the respective premises throughout the respective terms of the Leases, together with any renewals or extensions thereof subject to rents, covenants and conditions contained therein.

                  14.3 From and after the Closing, Buyer shall assume responsibility for the performance of all of the obligations and conditions on the part of the tenant to be performed under the Leases for periods from and after the Closing (the "Buyer's Assumed Lease Obligations"). Buyer shall at all times thereafter indemnify, defend (with counsel reasonably satisfactory to Seller) and hold the Seller harmless from any and all claims, demands, suits, liabilities, damages, expenses, actions or judgments, whether asserted by the landlords or by any other party, governmental authority or administrative agency, arising out of Buyer's performance of the Buyer's Assumed Lease Obligations.

                  14.4 Seller hereby warrants and represents, that the terms and provisions of the Leases on the part of the tenant to be performed prior to the Effective Time have been fulfilled in all respects, that all rentals and other monetary and non-monetary obligations are current, and that there are no pending claims or demands being asserted by the landlords or by any other party, governmental authority, or agency, by reason of the occupancy by Seller of the premises covered by the Leases. Further, Seller agrees to continue to perform all of its obligations as tenant under each Lease until the Effective Time. Seller hereby agrees to and shall at all times hereafter indemnify and hold the Buyer harmless from and against any and all claims, demands, actions, or judgments, at law or in equity, whether asserted by landlord or by any other party, governmental authority, or administrative agency, occurring prior to the Effective Time in connection with Seller's breach of any obligations or performance, warranties and/or representations set forth herein and any breach or default in the performance of the obligations on the part of tenant to be performed under the Leases, other than the Buyer's Assumed Lease Obligations.

                  14.5 Seller hereby represents and warrants to Buyer, as of the date of this Agreement, as follows:

                           (a) Seller has delivered to Buyer true and complete
copies of the Leases, including all amendments, modifications and supplements thereto. Except for the Leases, there are no agreements, written or oral, affecting or relating to Seller's lease of the premises of the Restaurants.

                           (b) All base rent and additional rent, including
prepaid rent and security deposits, under the Leases have been paid current through April 30, 1997, and all percentage rent (if applicable) under the Leases have been paid current through February 23, 1997.

                           (c) The amount of security deposit(s) and prepaid
rent for each of the Leases is as specified in Schedule 14.5(c) hereto.

                           (d) Seller took possession of each Restaurant as of
the date specified in Schedule 14.5(d) hereto.

                           (e) All work to be performed by the lessor or Seller,
as the tenant, under the Leases has been completed.

                           (f) The Leases (i) are in full force and effect; (ii)
free from default and from any event that with the passage of time, the giving of notice, or both, otherwise would constitute a default or breach thereunder;
(iii) Seller has no claims against the lessors or offsets or defenses against rent; (iv) the lessors of the Leases are in full compliance with their obligations under the Leases and there exists no dispute with the lessors relative to the Leases; and (v) there exists no dispute between Seller and any other tenant or merchants' association of the center or project in which the Leased Premises are located relating to any Lease.

                           (g) Seller has received no notice from the lessors of
the Leases of any prior sale, transfer, assignment, hypothecation or pledge of the Leases or the rents payable thereunder, except as otherwise specified in
Schedule 14.5(g).

                           (h) Seller has full possession of the Leased
Premises, has not assigned the Leases or sublet any part of the Leased Premises, and does not hold the Leased Premises under an assignment or sublease, except as set forth in Schedule 1.3.

                           (i) To the best of Seller's knowledge, the Leased
Premises (including the roof and roof membrane, exterior and structural walls, foundations, and other load-bearing components of the Leased Premises) are in good condition and repair. To the best of Seller's knowledge, all elevators, heating, ventilation and air conditioning systems ("HVAC"), plumbing, electrical, wiring, life safety, and other equipment, appurtenances, systems and improvements are in good condition and repair and fully operational and functional. To the best of Seller's knowledge, all parking areas and other paved surfaces appurtenant to the Leased Premises are water-tight and in good condition and repair. To the best of Seller's knowledge, the improvements for the Leased Premises have been constructed in accordance with the plans and specifications prepared therefor. To the best of Seller's knowledge, all water, sewer, gas, electricity, telephone and drainage facilities, and all other utilities required by law and by the normal operation of the Leased Premises, are fully installed, function properly and are adequate to service the Leased Premises as they currently are being used. To the best of Seller's knowledge, the Leased Premises comply with all applicable laws, codes and regulations applicable to the construction, use and occupancy of the Leased Premises. To the best of Seller's knowledge, Seller has all zoning, use permits and other permits and approvals required for the conduct of the Business from the Leased Premises.

                           14.6 Within seven (7) days of the date of this
Agreement Seller shall cause a nationally recognized title insurance company (the "Title Company") to prepare and deliver to Buyer a preliminary title report (the "Title Report") with respect to the Leased Premises (with copies of all instruments listed as exceptions to title). Buyer shall have a period of five
(5) days from receipt of the Title Report within which to examine the Title Report. If Buyer objects to any matters disclosed in the Title Report, Buyer shall, within said period, notify Seller in writing, specifying the objectionable matters. Seller may elect to cure any such matters at or prior to the Closing provided that within three (3) days after receiving Buyer's notice, Seller shall notify Buyer in writing whether Seller intends to effectuate such cure at or prior to the Closing. All items shown on the Title Report or any survey obtained by Buyer, other than those to which Buyer has timely objected in writing and which Seller has agreed in writing to cure, shall be deemed to be "Permitted Exceptions" unless Buyer elects to terminate this Agreement.

                           14.7 Seller is the payee on that Promissory Note
dated October 23, 1995 and executed by Tacoma Place, Inc., the landlord for the Tacoma Restaurant (the "Tacoma Note"). The Tacoma Note calls for satisfaction of payment obligation by the offset of Minimum Rent (as defined in the Lease) otherwise payable under the Lease for the Tacoma Restaurant. The right to offset rent will continue until December 11, 1998, at which time the outstanding balance on the Tacoma Note shall become due and payable in full. As an administrative accommodation to Seller, for so long as Buyer shall be entitled to offset Minimum Rent under the Tacoma Restaurant Lease and further subject to the conditions specified below, Buyer agrees that it shall remit to Seller the amounts that Seller is entitled to offset from Minimum Rent payable to the lessor of the Tacoma Restaurant as monthly installments under the Tacoma Note, provided Buyer, Seller, and the lessor of the Tacoma Restaurant shall have entered into a written agreement satisfactory to Buyer (the "Offset Agreement") pursuant to which the following shall be agreed: (i) Buyer shall be entitled to deduct from the monthly Minimum Rent payable under the Tacoma Restaurant lease an amount equal to the payments for which Seller is entitled to an offset under the terms of the Tacoma Note (the "Offset Amount"), (ii) the Offset Amount shall be a fixed sum and, if such amount varies from month to month, such amount shall be set forth in a schedule attached to such agreement; (iii) the Offset Agreement shall provide that if Buyer has received written notice of any claim or dispute between Seller and the lessor, Buyer shall continue to make monthly payments of the Offset Amount as set forth in the Offset Agreement, and Seller and the landlord shall indemnify Buyer for all actions taken in accordance with the Offset Agreement; and (iv) Seller and the lessor shall indemnify, defend, hold harmless and protect Buyer from any losses, costs, expenses (including attorneys' fees), liabilities, claims, disputes, and demands relating to the Tacoma Note, the Offset Amount and the Offset Agreement.

         15. Indemnification.

                  15.1 Seller shall defend, indemnify and hold harmless Buyer from and against any damages, liabilities, losses and expenses (including, but not limited to, interest penalties and reasonable attorney's fees) of any kind or nature whatsoever which may be sustained or suffered by Buyer as a result of
(i) within six months of the Closing Date, any misrepresentation by Seller or breach of any warranty by Seller in this Agreement or in any ancillary document which is not cured within thirty (30) days after written notice thereof from Buyer (ii) any breach or default in performance by Seller of any covenant to be performed by Seller hereunder which is not cured within thirty (30) days after written notice thereof by Buyer (except that, with the exception of the covenants of Seller under Section 1.4 hereof, Seller's liability under this
Section 15.1(ii) is limited to the time period within six months of the Closing
Date) (iii) the ownership or operation of the Restaurants prior to the Effective Time; or (iv) any liability pertaining to the Purchased Assets not assumed by Buyer.

                  15.2 Buyer shall defend, indemnify and hold harmless Seller from and against any damages, liabilities, losses and expenses (including, but not limited to, interest penalties and reasonable attorney's fees) of any kind or nature whatsoever which may be sustained or suffered by Seller as a result of
(i) within six months of the Closing Date, any misrepresentation by Buyer or breach of any warranty by Buyer in this Agreement (except the warranties made in Sections 7.2 and 7.3 hereof) or in any ancillary document which is not cured within thirty (30) days after written notice thereof from Seller; (ii) within fifteen months of Closing Date, any breach by Buyer of the warranties made in Sections 7.2 or 7.3 hereof; (iii) any breach or default in performance by Buyer of any covenant to be performed by Buyer hereunder which is not cured within thirty (30) days after written notice thereof from Seller; (iv) the ownership or operation of the Restaurants and the Business after the Effective Time; or (v) the Liabilities.

                  15.3 Upon the assertion by any third party of any claim against an indemnitee that may give rise to the liability of Buyer or Seller under this Section 15 herein, the indemnitee shall promptly notify Seller in the first instance or Buyer in the second instance of the existence of such claim and the basis upon which indemnity is claimed and shall give the indemnitor reasonable opportunity to defend and/or settle such claim at his own expense and with counsel of his own selection (with such counsel to be reasonably satisfactory to the indemnified party); provided that the indemnitee shall at all times have the right to participate fully in such defense at his own expense. If a claim is being asserted by Buyer under Sections 15.1(i) or 15.1(ii) hereof, or by Seller under Section 15.2(i) hereof, such notice must be delivered within 30 days of the end of six months from the Closing Date. If a claim is being asserted by Seller under Section 15.2(ii) hereof, such notice must be delivered within 30 days of the end of fifteen months from the Closing Date. If the indemnitor shall within ten (10) days after such notice fail to defend, the indemnitee shall have the right but not the obligation to undertake the defense, compromise or settlement of such claim on behalf of, for the account of and at the risk of the indemnitor. The indemnitee shall make available all information and reasonable assistance as may be reasonably requested by the indemnitor.

                  15.4 Seller shall not be required to make any indemnification payment pursuant to this Section 15 until such time as the total amount of damages that have been suffered or incurred by Buyer, or to which Buyer has otherwise become subject, exceed $2,500 on any individual claim, or exceed, in the aggregate for all claims, $25,000, and then only to the extent the damages exceed such amount.

         16. Risk of Loss. Seller assumes all risk of destruction, loss or damage to the Purchased Assets due to fire or other casualty up to Closing. In the event any material loss, damage or destruction occurs more than one week prior to Closing or in the event that the Restaurants, or any of them, is closed or interrupted by reason of any event not in the ordinary course of business for a period of more than one (1) week, Buyer shall have the right to terminate this Agreement upon written notice to Seller and upon such determination, there shall be no further liability on the part of Seller or Buyer hereunder and any amounts paid by Buyer in accordance with the provisions of this contract shall be promptly returned to Buyer. Buyer shall also have the right to require Seller to, at Buyer's option, either (i) restore the Purchased Assets and the premises at Seller's expense and postpone the Closing Date until such repair and restoration are completed (ii) assign Seller's insurance proceeds from the damage to the Purchased Assets to Buyer. Such right must be exercised by Buyer by the earlier of (i) April 15, 1997 and (ii) ten (10) days after such material loss, damage or destruction of a Location. Upon the Closing of the transactions contemplated hereunder, Buyer shall no longer have the remedies provided for under this Section 16, except that, if it provides Seller notice of its intent to do so prior to Closing, it may require Seller to assign Seller's insurance proceeds from the damage to the Purchased Assets to Buyer.

         17. Arbitration. Any disputes between Buyer and Seller with respect to this Agreement shall be settled by binding, final arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect (the "AAA Rules"). Any arbitration proceeding instituted by Buyer shall be conducted in Seattle, Washington, and any arbitration proceeding instituted by Seller shall be conducted in Santa Clara County, California. However, in all events, the following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available.

                           (a) Any such arbitration shall be conducted before a
single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                           (b) The AAA Rules for the selection of the arbitrator
shall be followed.

                           (c) Buyer and Seller shall each advance fifty percent
(50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration.

                           (d) The parties shall be entitled to conduct
discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

                           (e) For any claim submitted to arbitration, the
burden of proof shall be as it would be if the claim were litigated in a judicial proceedings.

                           (f) Upon the conclusion of any arbitration proceeding
hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him or her and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

                           (g) The arbitrator chosen in accordance with these
provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                           (h) The parties acknowledge that, except as
specifically provided in this Agreement, no other action need be taken by either party before proceeding directly in accordance with the provisions of this Section.

                           (i) The arbitration provisions set forth in this
Section 17 are intended by the parties to be exclusive for all purposes and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, the meaning, application and/or interpretation of this Agreement, any breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether any such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis.

Notwithstanding the foregoing, the parties shall at all times have and retain the full, complete and unrestricted right to seek injunctive relief for any breach or threatened breach of any term, provision or covenant of the Non-Solicitation and Non-Competition Agreement (except as may be otherwise set forth therein) or of Section 10 of this Agreement. The prevailing party in any action instituted pursuant to this Section 17, or in any appeal from any arbitration conducted pursuant to this Section 17, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

         18. Attorney's Fees, Costs and Taxes.

                  18.1 Each party shall pay its own legal, accounting fees and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement, and the transactions contemplated herein, whether or not such transactions are consummated.

                  18.2 Buyer shall not be responsible for any cost that may be incurred by Seller pertaining to the leases and/or any other agreements currently in effect at the Restaurants, including, but not limited to, any assignment, transfer and/or sublease fees, that may be assessed Seller under the terms of Seller's leases with its landlords or any other agreements with any third parties.

                  18.3 The parties hereto agree that the costs of any sales, excise or use taxes incurred in connection with this transaction shall be borne equally by Buyer and Seller; provided that Seller's liability under this Section
18.3 shall be limited to $35,000; any additional amounts shall be borne solely by Buyer.

                  18.4 Attorneys' Fees. Should suit or arbitration be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit or arbitration and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit or arbitration, regardless of whether such suit or arbitration proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

                  18.5 Seller will pay all federal, state and local taxes incurred through the Effective Time in its operations of the Restaurants existing as of the Effective Time.

         19. Knowledge. As used in this agreement, the term "knowledge" as applied to Seller, shall mean the actual knowledge of Seller's directors, officers holding offices named in Seller's Bylaws, and of the managers and assistant managers employed at the Restaurants.

         20. Survival. The covenants and agreements made in Sections 1.4, 2, 4, 5, 9.4, 10, 14, 15, and 17-30 hereof shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and remain in full force and effect thereafter.

         21. Notices. Notice shall be deemed to have been duly given upon actual receipt or refusal of delivery. Any notice or other communication pursuant to this Agreement shall be in writing and shall be delivered personally, by United States certified mail, return receipt requested, postage prepaid or by overnight carrier to the following addresses:

            If to Buyer:

            Fresh Choice, Inc.
            2901 Tasman Drive, Suite 109
            Santa Clara, California  95054-1169
            Attention:  Everett F. Jefferson, President and Chief
                        Executive Officer

            with a copy to:

            Gray Cary Ware & Freidenrich
            400 Hamilton Avenue
            Palo Alto, California  94301-1825
            Attention:  Eric J. Lapp, Esq.

            If to Buyer:

            RUI One Corp.
            1818 N. Northlake Way
            Seattle, WA  98103
            Attention: James M. Welch

            with a copy to:

            Ogden, Murphy & Wallace
            2100 Westlake Circle Tower
            1601 Fifth Avenue
            Seattle, WA  98101
            Attention:  David Ellenhorn, Esq.

or such address as each party may specify in writing to the other.

         22. Further Assistance. The parties, for themselves and their respective personal representatives, successors and assigns, do mutually agree to join in and execute any instruments and to do any other act or thing that may be necessary or proper to carry into effect any part of this Agreement.

         23. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties, their personal representatives, successors and assigns.

         24. Waiver. The waiver by any party of a breach of any provisions of this Agreement or by any other party shall not operate or construe to be a waiver of any subsequent breach by the breaching party.

         25. Entire Agreement. This Agreement, its exhibits and other documents incorporation by reference herein, contain the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         26. Modification. This Agreement can be modified and amended at any time upon the mutual written consent of both parties.

         27. Perfection of Title. Upon request by Buyer, Seller shall perform all acts and execute and deliver all documents which may be necessary or desirable in the reasonable opinion of counsel for Buyer to perfect or record the title of Buyer or any successor thereof to any of the Purchased Assets or to aid the prosecution, defense or other litigation of any rights arising therefrom, all without further consideration but at the expense of Buyer unless arising out of the default of Seller or otherwise provided for herein.

         28. Enumeration and Headings. The enumeration and headings of the sections of this Agreement are merely for convenience of reference and do not constitute representations or warranties, do not impose any obligations whatsoever, and have no substantive significance.

         29. Gender. Whenever in this Agreement any party is referred to in any one gender, such reference shall as appropriate be construed to refer to any other gender.

         30. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of Washington.

         31. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.


                                        FRESH CHOICE, INC.




                                         /s/ David E. Pertl
                                        ---------------------------------------
                                        By:  David E. Pertl, Vice-President and
                                             Chief Financial Officer





                                        RUI ONE CORP.



                                         /s/ James M. Welch
                                        ---------------------------------------
                                        By:  James M. Welch,
                                             Executive Vice President

                                LIST OF EXHIBITS


EXHIBIT A                               Form of Assignment & Assumption
                                        Agreement

EXHIBIT B                               Form of License Agreement

EXHIBIT C                               Form of Non-Solicitation &
                                        Non-Competition Agreement

EXHIBIT D                               Form of Ogden, Murphy & Wallace,
                                        Legal Opinion

EXHIBIT E                               Form of Estoppel Certificate

EXHIBIT F                               Form of Gray, Cary, Ware &
                                        Freidenrich, Opinion



The Company will furnish supplementally a copy of any above omitted exhibit to the Commission upon request.

                                LIST OF SCHEDULES


Schedule 1.1                            Excluded Assets

Schedule 1.3                            Leases

Schedule 1.4                            Assumed Liabilities

Schedule 2                              Purchase Price Allocation

Schedule 6                              Disclosure Schedules

Schedule 11.11                          Third-Party Consents

Schedule 14.5(c)                        Security Deposits

Schedule 14.5(d)                        Date of Possession of Restaurants

Schedule 14.5(g)                        Lessor Notices






The Company will furnish supplementally a copy of any above omitted schedule to the Commission upon request.